Exhibit 99.1

Kamran Husain Appointed to Heritage Commerce Corp Board of Directors

San Jose, CA — December 13, 2021 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company”) for Heritage Bank of Commerce (the “Bank”), today announced the appointment of Kamran Husain to the Board of Directors (the “Board”) of Heritage Commerce Corp, expanding the Company’s Board to twelve directors from eleven. Mr. Husain will also serve as a member of Board’s Audit Committee and its Personnel and Compensation Committee. Mr. Husain was also appointed to the Heritage Bank of Commerce Board of Directors.

“We are delighted to welcome Kamran to the Company’s Board of Directors, and look forward to working with him as we pursue our mission to grow our franchise,” said Jack Conner, Chairman of the Board. “His deep experience in banking and finance, coupled with his extensive leadership skills and insight, will be a valued addition and complement the contributions of the other members of our Board.”

Mr. Husain is a seasoned finance and accounting executive with over 25 years in the financial services industry, bringing a wealth of extensive experience and knowledge in banking and finance to the Company. Over the last 15 years he has directly managed relationships and communications with auditors and bank regulators on matters related to accounting, taxes, internal controls, reporting and compliance. Mr. Husain most recently served as Chief Accounting Officer of SVB Financial Group and Silicon Valley Bank from September 2008 until November 2019. Previously, he was Senior Vice President and Controller with Greater Bay Bancorp from 2004 through early 2008, and served as Senior Vice President of Risk Management from 1999 to 2003. Prior to joining Greater Bay Bancorp, Mr. Husain was a senior manager at PwC in the financial services and audit practice. Mr. Husain holds a Master of Business Administration from the Hass School of Business at the University of California, Berkeley, and a bachelor’s degree from Ohio Wesleyan University. Originally from Pakistan, Mr. Husain resides with his wife and two daughters in the San Francisco Bay Area.

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, Sunnyvale, and Walnut Creek. Heritage Bank of Commerce is a SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct: (408) 494-4542

Debbie.Reuter@herbank.com